EXHIBIT 21

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                                AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)

                         SUBSIDIARIES OF THE REGISTRANT




                                                     Jurisdiction of               Percent of
                                                      Incorporation             Voting Securities
      Name of Corporation                             or Organization                 Held (1)
      -------------------                             ---------------           -----------------

FV Steel and Wire Company (2)                            Wisconsin                     100.0%

Engineered Wire Products, Inc.                           Ohio                          100.0%

Keystone Wire Products Inc.                              Delaware                      100.0%

(1)      Held by the Registrant.

(2)      Formerly Fox Valley Steel and Wire Company.